                                                                      EXHIBIT 12

                   Burlington Northern Santa Fe Corporation
                      Ratio of Earnings to Fixed Charges
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                              2000        1999        1998         1997         1996
                                             -------     ------      ------      ------         ------
Earnings:
  Pre-tax income                             $1,585      $1,819      $1,849      $1,404         $1,440
  Add:
    Interest and fixed charges,
      excluding capitalized interest            453         387         354         344            301
    Portion of rent under long-term
      operating leases representative
      of an interest factor                     187         182         202         183            179
    Distributed income of investees
      accounted for under the equity
      method                                     46           -           -           -              -
    Amortization of capitalized interest          6           5           4           3              3
  Less:
    Undistributed equity in earnings of
      investments accounted for under
      the equity method                          18          13          18          17              5
                                             ------      ------      ------      ------         ------
  Total earnings available for
    fixed charges                            $2,259      $2,380      $2,391      $1,917         $1,918
                                             ======      ======      ======      ======         ======
Fixed Charges:
  Interest and fixed charges                    481         400         371         362            314
  Portion of rent under long-term
    operating leases representative
    of an interest factor                       187         182         202         183            179
                                             ------      ------      ------      ------         ------
  Total fixed charges                          $668        $582        $573        $545           $493
                                             ======      ======      ======      ======         ======
Ratio of earnings to fixed charges             3.38x       4.09x       4.17x       3.52x(1)       3.89x
                                             ======      ======      ======      ======         ======

(1) Earnings for the year ending December 31, 1997, includes a special charge principally related to employee merger and separation costs of $90 million (before tax). Excluding this charge, the ratio for the year ending December 31, 1997, would have been 3.68x.